Exhibit 99.1

GENCOR RELEASES FIRST QUARTER FISCAL 2024 RESULTS

February 6, 2024 (PRIME NEWSWIRE)—Gencor Industries, Inc. (the “Company” or “Gencor”) (NYSE American: GENC) announced today net revenues for the quarter ended December 31, 2023 of $26,018,000 increased slightly over net revenues for the quarter ended December 31, 2022 of $25,825,000. Increased revenues from parts sales and contract equipment sales recognized over time were mostly offset by decreased revenues from contract equipment sales recognized at a point in time. As a percent of sales, gross profit margins improved to 29.0% in the quarter ended December 31, 2023, compared to 22.5% in the quarter ended December 31, 2022 on improved manufacturing efficiencies and favorable price realization.

Product engineering and development expenses decreased $96,000 to $801,000 for the quarter ended December 31, 2023, as compared to $897,000 for the quarter ended December 31, 2022, due to reduced headcount. Selling, general and administrative (“SG&A”) expenses increased $551,000 to $3,350,000 for the quarter ended December 31, 2023, compared to $2,799,000 for the quarter ended December 31, 2022. The increase in SG&A expenses was primarily due to increased trade shows and professional expenses.

The Company had operating income of $3,383,000 for the quarter ended December 31, 2023 as compared to $2,119,000 for the quarter ended December 31, 2022. The increased operating income was due to improved gross profit margins for the quarter ended December 31, 2023.

For the quarter ended December 31, 2023, the Company had net non-operating income of $2,235,000 compared to $2,455,000 for the quarter ended December 31, 2022. Net interest and dividend income for the quarter ended December 31, 2023 was $716,000 compared to $493,000 for the quarter ended December 31, 2022. The increase was primarily due to higher rates earned on fixed income investments coupled with the Company reallocating a majority of its holdings in equities to fixed income in January 2023. Net realized and unrealized gains on marketable securities for the quarter ended December 31, 2023 were $1,519,000 compared to $1,962,000 for the quarter ended December 31, 2022.

The effective income tax rates for the quarters ended December 31, 2023 and December 31, 2022 were 23.0% and 24.0%, respectively. Net income for the quarter ended December 31, 2023 was $4,326,000, or $0.30 per basic and diluted share, compared to net income of $3,476,000, or $0.24 per basic and diluted share for the quarter ended December 31, 2022.

At December 31, 2023, the Company had $104.8 million of cash and marketable securities compared to $101.3 million at September 30, 2023. Net working capital was $169.8 million at December 31, 2023 compared to $164.8 million at September 30, 2023. The Company had no short-term or long-term debt outstanding at December 31, 2023.

The Company’s backlog was $61.3 million at December 31, 2023 compared to $42.5 million at December 31, 2022.

Mr. Marc Elliott, President, stated, “Gencor is benefiting from one of our largest backlogs of asphalt plants and equipment in the company’s history. We are pleased to begin fiscal 2024 with a backlog of $61.3 million, representing an increase of 44% year over year. Many of our customers placed orders early in anticipation of continued strong demand for road work in 2024 and beyond, resulting in the need for our quality products.

Gross profit increased 29% from the previous year due to improved manufacturing costs and efficiencies, resulting in a 59% increase in operating income for the quarter. Current quoting activity remains steady as we react to vigorous market demands. Gencor continues to see opportunities across all regions of North America as we prepare for the upcoming World of Asphalt show in Nashville, where our quality products will be on display.”

Gencor Industries, Inc. is a diversified heavy machinery manufacturer for the production of highway construction materials and equipment and environmental control machinery and equipment used in a variety of applications.

GENCOR INDUSTRIES, INC. Condensed Consolidated Income Statements For the Quarters Ended December 31, 2023 and 2022 (Unaudited)
	2023	2022
Net revenue	$26,018,000	$25,825,000
Cost of goods sold	18,484,000	20,010,000

Gross profit	7,534,000	5,815,000
Operating expenses:
Product engineering and development	801,000	897,000
Selling, general and administrative	3,350,000	2,799,000

Total operating expenses	4,151,000	3,696,000

Operating income	3,383,000	2,119,000

Other income, net:
Interest and dividend income, net of fees	716,000	493,000
Realized and unrealized gains on marketable securities, net	1,519,000	1,962,000

	2,235,000	2,455,000

Income before income tax expense	5,618,000	4,574,000
Income tax expense	1,292,000	1,098,000

Net income	$4,326,000	$3,476,000

Basic income per common share	$0.30	$0.24

Diluted income per common share	$0.30	$0.24

GENCOR INDUSTRIES, INC. Condensed Consolidated Balance Sheets (Unaudited)
ASSETS	December 31, 2023	September 30, 2023
Current assets:
Cash and cash equivalents	$18,559,000	$17,031,000
Marketable securities at fair value (cost of $86,134,000 at December 31, 2023 and $85,514,000 at September 30, 2023)	86,231,000	84,252,000
Accounts receivable, less allowance for doubtful accounts of $485,000 at December 31, 2023 and $545,000 at September 30, 2023	4,028,000	2,467,000
Costs and estimated earnings in excess of billings	6,164,000	1,508,000
Inventories, net	72,209,000	71,527,000
Prepaid expenses and other current assets	2,377,000	2,169,000

Total current assets	189,568,000	178,954,000

Property and equipment, net	12,947,000	13,246,000
Deferred and other income taxes	2,855,000	3,167,000
Other long-term assets	288,000	381,000

Total Assets	$205,658,000	$195,748,000

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$3,709,000	$3,269,000
Customer deposits	12,702,000	6,815,000
Accrued expenses	3,103,000	3,753,000
Current operating lease liabilities	235,000	328,000

Total current liabilities	19,749,000	14,165,000

Total liabilities	19,749,000	14,165,000

Commitments and contingencies
Shareholders’ equity:
Preferred stock, par value $.10 per share; 300,000 shares authorized; none issued	—	—
Common stock, par value $.10 per share; 15,000,000 shares authorized; 12,338,845 shares issued and outstanding at December 31, 2023 and September 30, 2023	1,234,000	1,234,000
Class B Stock, par value $.10 per share; 6,000,000 shares authorized; 2,318,857 shares issued and outstanding at December 31, 2023 and September 30, 2023	232,000	232,000
Capital in excess of par value	12,590,000	12,590,000
Retained earnings	171,853,000	167,527,000

Total shareholders’ equity	185,909,000	181,583,000

Total Liabilities and Shareholders’ Equity	$205,658,000	$195,748,000

Caution Concerning Forward Looking Statements—This press release and our other communications and statements may contain certain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), including statements about the Company’s beliefs, plans, objectives, goals, expectations, estimates, projections and intentions. These statements are subject to significant risks and uncertainties and are subject to change based on various factors, many of which are beyond the Company’s control. Actual results may differ materially depending on a variety of important factors, including the financial condition of the Company’s customers, changes in the economic and competitive environments and demand for the Company’s products. In addition, the impact of the invasion by Russia into Ukraine and the conflict between Israel and Hamas, as well as actions taken by other countries, including the U.S., in response to such conflicts, could result in a disruption in our supply chain and higher costs of our products. The words “may,” “could,” “should,” “would,” “believe,” “anticipate,” “estimate,” “expect,” “intend,” “plan,” “target,” “goal,” and similar expressions are intended to identify forward-looking statements.

For information concerning these factors and related matters, see the following sections of the Company’s Annual Report on Form 10-K for the year ended September 30, 2023: (a) Part I, Item 1A, “Risk Factors” and (b) Part II, Item 7, “Management’s Discussion and Analysis of Financial Condition and Results of Operations”. However, other factors besides those referenced could adversely affect the Company’s results, and you should not consider any such list of factors to be a complete set of all potential risks or uncertainties. Any forward-looking statements made by the Company herein speak as of the date of this press release. The Company does not undertake to update any forward-looking statements, except as required by law.

Unless the context otherwise indicates, all references in this press release to the “Company,” “Gencor,” “we,” “us,” or “our,” or similar words are to Gencor Industries, Inc. and its subsidiaries.

Contact:	Eric Mellen, Chief Financial Officer 407-290-6000